Exhibit 99.1

Cheetah Net Supply Chain Service Inc. Announces 1st Quarter 2024 Results and Provides Corporate Update

CHARLOTTE, May 13, 2024 (GLOBE NEWSWIRE) – Cheetah Net Supply Chain Service Inc. (“Cheetah” or the “Company”) (Nasdaq CM: CTNT), a supplier of parallel-import vehicles sourced in the U.S. to be sold in the People’s Republic of China (the “PRC”) market, today reported results for the quarter ended March 31, 2024 and provided a corporate update.

Recent Highlights

•	Challenging market conditions in the PRC, first reported with respect to the Company’s financial performance during the second half of 2023, have continued into 2024. The Company’s financial results were impacted by these unfavorable market conditions in the first quarter of 2024, during which the Company experienced a significant decline in revenue. The gross margin between the U.S. retail prices of select luxury car models and their wholesale prices in the parallel-vehicle market continues to be significantly compressed.
•	The Company sold a total of 13 vehicles during the first quarter of 2024, compared with 82 vehicles in the first quarter of 2023. First quarter 2024 vehicle sales revenue amounted to $1.4 million compared with $10.2 million in the first quarter of 2023. The decline in revenue resulted in a net loss of $0.6 million during the quarter compared with a loss of $0.1 million during the first quarter of 2023.
•	In February 2024, the Company completed the acquisition of Edward Transit Express Group, Inc. (“Edward”), a California-based common carrier specializing in ocean and air transportation services, for $0.3 million in cash and the issuance of 1,272,329 shares of its Class A common stock. Edward is providing warehousing and logistics services to third-party parallel-import vehicle and other wholesalers, and is expected to enhance the offering of the Company’s financial services business, which was launched in October 2022.
•	The Company is moving to expand beyond the parallel-import vehicle business with the goal of becoming an integrated provider of international trade services and financing for small- and medium-sized traders. The Company generated $60,000 in warehousing and logistics revenue from non-vehicle-related wholesalers during the first quarter of 2024 following the Edward acquisition closing in February 2024.

Cheetah Chairman and CEO Tony Liu commented, “Poor economic conditions in the PRC market that began in mid-2023 have continued into 2024. Luxury import dealers are discounting the prices of their vehicles below the manufacturer’s suggested retail price, causing our gross profit margins to narrow or disappear entirely. Cheetah remains focused on executing sales to the PRC that generate favorable margins, and to that end we have delayed the purchase of additional inventory until more favorable margins become apparent. We believe this condition will reverse itself, but we cannot anticipate at this time when that turnaround may occur.”

Mr. Liu continued, “Our purchase of Edward in February was the first step in our plans to become a significant provider of warehousing and logistics businesses for other parallel-import vehicle exporters as well as non-vehicle importers and exporters. We believe this business is attractive for Cheetah given the relatively low operating costs and attractive margins that are available and the significant international trade flows we believe will continue.”

Financial Results for the Quarter Ended March 31, 2024

During the quarter ended March 31, 2024, the Company’s revenue from parallel-import vehicle sales decreased by $8.8 million, or 86%, from approximately $10.2 million in the first quarter of 2023 to $1.4 million in 2024. This decline is due to the Company’s intentional pause in vehicle procurement in the fourth quarter, prompted by price volatility in the PRC market and the results of an earlier shift in the Company’s procurement pricing strategy.

Total cost of revenue from parallel-import vehicles sold decreased by $7.6 million, or 84.1%, from $9.1 million in the first quarter of 2023 to $1.4 million in 2024. The Company’s cost of revenue from parallel-import vehicles sold amounted to 88.9% and 100.6%, respectively, of its parallel-import vehicle revenue. The decrease in total cost of parallel-import vehicles sold reflected in large part the reduction in the number of vehicles sold. The procurement strategy shift, initiated in 2023, was also an important factor in this decrease, allowing the Company to manage costs more effectively despite external market pressures.

Cheetah Net Supply Chain Service Inc.

704.972.0209 EXT 111 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210

The Company reported total revenue of approximately $80,000 generated from logistics and warehousing services during the first quarter of 2024, of which approximately $64,000 was derived from non-vehicle-related services. Ocean freight expenses directly related to the warehousing and services segment amounted to approximately $43,000. The Company began recording logistics and warehousing revenue and expense as of February 2, 2024, the closing date of the Edward acquisition.

Selling expenses decreased by 71.6% to approximately $80,000, representing 5.2% of the Company’s total revenue, a $0.2 million decline from the first quarter of 2023. The decrease in selling expenses can be attributed primarily to a reduction in the number of vehicles sold during the fourth quarter.

Income (loss) from operations was ($0.8) million in the first quarter of 2024 compared with $0.3 million in the first quarter of 2023.

Total other expenses consisted primarily of interest expense, which decreased significantly by approximately $0.4 million, or 85.6%, to approximately $60,000 for the first quarter of 2024 from $0.4 million in 2023 in the comparable period in 2023. The decline in interest expense was primarily due to the significant drop in inventory and sales activity.

Net loss in the quarter ended March 31, 2024 was $0.6 million, compared with a net loss of $0.1 million, for the quarter ended March 31, 2023.

Liquidity and Cash Flow

The Company reported cash of $0.9 million as of March 31, 2024. Its working capital amounted to approximately $6.3 million, consisting of $7.8 million of current assets less $1.5 million of current liabilities, of which $0.8 million represents loans payable and current portion of long-term debt. The Company’s strong working capital cushion is supported by its ability to borrow under its existing credit facilities. From time to time in the past several years, the Company has been supported by loans from its principal stockholder, and the Company believes such support will continue to be available in the future, if needed.

The Company is working to further improve its liquidity and capital sources primarily by generating cash from operations, debt financing, and, if needed, financial support from its principal stockholder. In order to fully implement its business plan and sustain continued growth, the Company may also seek additional equity financing from outside investors. Based on the current operating plan, management believes that the aforementioned measures collectively will provide sufficient liquidity to meet the Company’s future liquidity and capital requirements for at least 12 months from the issuance date of its consolidated financial statements.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended, under the caption “Risk Factors.”

For more information, please contact:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(704) 826-7280
ir@cheetah-net.com

Cheetah Net Supply Chain Service Inc.

704.972.0209 EXT 111 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2024	2023
REVENUES
Parallel-import Vehicle	$1,430,951	$10,214,442
Logistics and Warehousing	76,834	—
Total Revenues	1,507,785	10,214,442

COST OF REVENUES
Cost of vehicles	1,314,973	8,504,503
Fulfillment expenses	125,261	566,882
Ocean freight service cost	42,500	—
Total cost of revenues	1,482,734	9,071,385

GROSS PROFIT	25,051	1,143,057

OPERATING EXPENSES
Selling expenses	78,840	277,783
General and administrative expenses	767,642	581,070
Total operating expenses	846,482	858,853

INCOME (LOSS) FROM OPERATIONS	(821,431)	284,204

OTHER INCOME (EXPENSE)
Interest expenses, net	(62,765)	(437,059)
Other income, net	29,552	1,934
Total other (expense), net	(33,213)	(435,125)

LOSS BEFORE PROVISION FOR INCOME TAXES	(854,644)	(150,921)

Income tax benefit	(245,714)	(42,988)

NET LOSS	$(608,930)	$(107,933)

Loss per share - basic and diluted	$(0.03)	$(0.01)
Weighted average shares - basic and diluted	18,740,917	16,666,000

Cheetah Net Supply Chain Service Inc.

704.972.0209 EXT 111 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash	$903,204	$432,998
Accounts receivable	4,935,009	6,494,695
Inventories	200,296	1,515,270
TOTAL CURRENT ASSETS	7,836,191	9,820,537
TOTAL ASSETS	$9,932,619	$10,059,265

TOTAL CURRENT LIABILITIES	1,544,265	2,358,791

TOTAL LIABILITIES	2,815,046	3,154,637

TOTAL STOCKHOLDERS’ EQUITY	7,117,573	6,904,628

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,932,619	$10,059,265

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities:
Net Loss	$(608,930)	$(107,933)
Net cash provided by operating activities	1,695,717	4,106,711

Cash flows from investing activities:
Net cash (used in) investing activities	(47,617)	—

Cash flows from financing activities:
Net cash (used in) financing activities	(1,177,894)	(4,104,422)

Net increase in cash	470,206	2,289
Cash, beginning of period	432,998	58,381
Cash, end of period	$903,204	$60,670

Cheetah Net Supply Chain Service Inc.

704.972.0209 EXT 111 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210